LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made as of February 25, 2004 by and between Ikona Gear International, Inc., a Nevada Corporation (including Aircast Incorporated, a New Jersey Corporation (“Licensee”),“Party” and “Parties”.

         BACKGROUND

         Licensor has rights to the Licensed Patents, as defined below.

         Licensee wishes to obtain a license under the Licensed Patents to practice the methods and processes described and claimed in the
Licensed Patents and to make, have made, use and sell Licensed Products, as defined below.

         Licensor wishes to grant such a license to Licensee on the terms and conditions of this Agreement.

         Licensor and Licensee have therefore agreed as follows.

1.  DEFINITIONS

         The following terms shall have the meanings indicated in this Agreement:

         1.1. “Agreement” means this Agreement, hereto.

         1.2. “Affiliate” means any company, corporation, controlling, or under common control with either Licensee or Licensor. For this purpose, “control” means direct or indirect beneficial the voting stock (or the equivalent) of such corporation or other business or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or having the power to control the general management of such company, corporation, business or entity, by contract, law or otherwise. Specifically, Licensor includes Ikona Gear Corp., a Canadian subsidiary company, and Ikona Gear USA, Inc., a US subsidiary company that holds the Licensed Patents.

         1.3. “Confidential Information” means any and all including all information relating to any technology, product, method, process or intellectual property of such Party (including, but not limited to, owned or licensed intellectual property rights, data, know-how, samples, technical and non-technical materials and specifications) as well as any business plan, financial information, research data or results, or other confidential commercial information of or about such Party. Notwithstanding the foregoing, information of or about a Party shall not be considered Confidential Information with respect to such Party to the extent that the Person possessing such information can demonstrate by written record or other suitable physical evidence that:

(i)	such information was lawfully in to the time such information was disclosed to such Person by the Party to whom the information relates;

(ii)	such information was developed by such Person independently of and without reference to Confidential Information;

(iii)	such information was lawfully obtained by such Person from a third party under no obligation of confidentiality to the Party to whom such information relates; or

(iv)
such information was at the time it was disclosed or obtained by such Person, or thereafter became, publicly known otherwise than through a breach by such Person of such Person's such information relates.

         1.4. “FDA” means the United States Food and 1.5. “ Licensed Improvement Patents” means any U.S. or application covering inventions made, in whole or in part, by Licensor that claims an improvement to the inventions claimed or disclosed in the Licensed Scheduled Patents.

         1.6. “Licensed Patents” means the Licensed Scheduled Improvement Patents.

         1.7. “ Licensed Product” means, ith respect to a given country, any medicalw equipment containing the Ikona Gear and functioning as or providing the functional equivalent of a human joint brace product the manufacture, regulatory-approved use or sale of which would, absent the license granted by Licensor to Licensee herein, infringe any Valid Claim of any Licensed Patent in that country. All Licensed Product shall clearly identify the Ikona Gear as "Ikona Gear Patented Technology".

         1.8. “Licensed Scheduled Patents” means any of international patents those U.S. and patent applications described on Schedule 1.8 and any divisional, continuation or continuation-in-part thereof or substitute therefor, any foreign patent applications corresponding to any such patent applications, and any U.S. or foreign patent or the equivalent thereof issuing there from or any reissue, renewal or extension thereof.

         1.9. “Net Sales” means in any case where any commercially disposed of by Licensee ngth sale to anor its independent third party, the number of units sold for such Licensed Product, less permitted deductions for credit or allowance units given or made for rejections or return of any previously sold Licensed Product. Transfers of Licensed Products intended solely for use as samples or noncommercial testing or clinical trials without financial remuneration to Licensee or its Sublicensees shall be excluded from Net Sales.

         1.10. “Party” means each party to this Agreement and permitted assigns.

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         1.11. “Person” means any natural person or legal

         1.12. “PMA or equivalent” means (a) a single premarket premarket approval applications for regulatory approval to market and sell a Licensed Product in the United States, filed by Licensee with the FDA or any successor agency having the administrative authority to regulate the approval for marketing and sale of new medical device products, or (b) any application or notification comparable to those set forth in (a) that may be filed in any country with regulatory authorities having jurisdiction comparable to that of the FDA.

         1.13. “Regulatory Approval” means, as applicable, (a) or equivalent and satisfaction of related applicable FDA registration and notification requirements (if any) or, in any foreign country, approval by regulatory authorities having jurisdiction over such country of a PMA or equivalent filed by Licensee together with any other approval, certification and/or registration necessary to make and sell in such country a Licensed Product, including, where applicable, satisfactory labeling and pricing approval, and, if necessary for commercialization of the such Licensed Product, governmental or third party reimbursement approval and/or inclusion of the Licensed Product on any governmental formularies effective in such country.

         1.14. “Sublicensee” means any Person to whom or all of the rights granted to Licensee under this Agreement.

         1.15. “Valid Claim” m eans a claim of an issued and unexpired patent that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.  LICENSE

         2.1. Grant of License. Licensor hereby grants to Licensee for the term of this Agreement, an exclusive, worldwide, royalty-bearing license under the Licensed Patents, including the right to grant sublicenses, to practice all methods and processes claimed or disclosed in the Licensed Patents as applicable in the field of medical equipment containing the Ikona Gear and functioning as or providing the functional equivalent of a human joint brace, and to make, have made, use, offer to sell and sell Licensed Products.

         2.2. Sublicensing. Licensee shall have the right to grant sublicenses consistent with the terms and conditions of this Agreement; provided, however, that Licensee shall be responsible for the operations of any sublicensee relevant to this Agreement as if such operations were carried out by Licensee itself, including (without limitation) the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provides for such amount to be paid by the sublicensee directly to Licensor. Licensor shall be provided copies of any sublicensing agreements; provided, however, that Licensee may redact any portion of any such sublicensing agreement that does not specifically relate to the sublicense of the Licensed Patents.

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         2.3. Restriction on other Rights. No license is granted to any right not specifically listed or referenced in this Agreement.

         3.  CONSIDERATION, RECORD-KEEPING AND PAYMENTS

         3.1. Payments and Other Consideration. In exchange for execution of this Agreement, Licensee shall pay or cause to be paid to Licensor an up-front payment of US$10,000. Additionally, within thirty (30) days of the end of each calendar quarter in which any Net Sales occur, Licensee shall pay or cause to be paid to Licensor a royalty equal to US$2.50 per unit of all Net Sales of any arm brace, and a royalty payment for any other human joint brace which is proportional to the royalty of the arm brace (US$2.50) times the greater of (a) the wholesale price of the other human joint brace divided by the wholesale price of the arm brace, or (b) one (“Royalty Payments”).

         3.2. Reports. Within thirty (30) days of the end of each calendar quarter, Licensee shall deliver to Licensor a true and accurate report, giving such particulars of the business conducted by Licensee and any Sublicensees during the preceding quarter under this Agreement as are pertinent to an accounting for any royalty or other payments hereunder. If no payments are due, it shall be so reported. For purposes of determining when a sale of Licensed Product occurs, the sale shall be deemed to occur on the date of invoice to the purchaser of the Licensed Product.

         3.3. Termination of Obligation. Licensee's obligation to the Net Sale of any Licensed Product shall terminate on a country-by-country basis, upon the expiration of all Licensed Patents applicable to the manufacture, use or sale of such Licensed Product.

         3.4. Records. During the term of this Agreement and for three years thereafter, Licensee shall keep complete and accurate Licensed Products and such other matters as may affect the determination of any amount payable to Licensor hereunder in sufficient detail to enable certified public accountants engaged by Licensor to determine any amounts payable to Licensor under this Agreement. Licensee shall permit certified public accountants engaged by Licensor, at Licensor's provided below), to examine not more than once in any twelve-month period its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement or the accuracy of any amount payable hereunder. Licensee shall also permit Licensor or its representatives to examine periodically any documents relating to its sublicensing of the Licensed Patents during regular business hours.

         3.5. Form of Payment; Taxes. All amounts payable to Licensor hereunder shall be payable in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Licensee shall be responsible for the payment of all withholding taxes imposed by any country on any royalty or other payment payable to Licensor hereunder and the percentage or other amounts payable to Licensor hereunder shall not be reduced to reflect the payment of any such withholding tax. All amounts payable to Licensor hereunder shall be payable in United States dollars at such place as Licensor may reasonably designate.

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4.  PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

         4.1. Patent Prosecution. Licensor shall provide written notice to Licensee of the conception or reduction to practice of any potentially patentable invention that could be the subject of an application for a Licensed Improvement Patent within ten (10) days after such conception or reduction to practice. In addition, Licensor shall inform Licensee of any matters that may affect the preparation, filing, prosecution and maintenance of such patents or patent applications.

         4.2. Confidential Information. Each Party shall maintain the Confidential Information of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement or with the express written consent of Party who provided such Confidential Information. Each Party also hereby agrees to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, sub-contractors, sub-licensees or agents. The provisions of this paragraph shall not apply to any Confidential Information of a Party which is required to be disclosed by another Party to comply with any applicable laws or regulations, but only to the extent required by such law or regulation and further provided that the Party making any disclosure pursuant to the provisions of this sentence shall provide prior written notice of such disclosure to the other Party sufficiently in advance of such disclosure to allow such other Party to respond and to take reasonable and lawful action to avoid and/or minimize the degree of such disclosure. Notwithstanding the foregoing, Licensee shall be permitted to provide to applicable regulatory authorities any information provided to Licensee pursuant to Section 5.2 for the purposes set forth therein.

         4.3. Infringement by Third Parties. Each Party shall promptly advise the other in writing of any infringement or suspected infringement of any of the rights under the Licensed Patents licensed hereby that Licensed Rights cover a Licensed Product (the Licensed Rights”) by a third party (an "Infringement"). In the case of any Infringement of any Licensed Rights by any third party (an “Infringer”) during the term of this Agreement, obligation, under Licensee's icensee's expense, to own control Infringement of the Licensed Rights, or to defend the Licensed Rights in any declaratory judgment action brought by third parties which alleges the invalidity, unenforceability or noninfringement of the Licensed Rights under the Licensed Patents and to otherwise enforce such Licensed Rights or such other intellectual property right. Licensor shall assist Licensee as reasonably requested, at Licensee's expense, Infringer. Any amount recovered as a result of any action taken by Licensee hereunder shall be first applied to reimbursing Licensee for its out-of-pocket expenses incurred in connection therewith and the remainder, if any, shall be divided appropriately between Licensee and Licensor with reference to the relative monetary injury suffered by each of them by reason of the infringement for which said amounts are recovered. If, following reasonable notice from the Licensor, Licensee shall fail to take any action against any Infringer which Licensor may reasonably deem necessary or desirable to prevent such Infringement, or to recover damages therefor, in addition to any other remedy available to it, Licensor may, upon notice to Licensee, take any steps Licensor may deem appropriate against such Infringer Licensee shall assist Licensor, at Licensor's

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action against any such Infringer. Any amount recovered as a result of any such action taken by Licensor shall first be applied to reimbursing Licensor for its out-of-pocket expenses incurred in connection therewith and the remainder, if any, shall be divided appropriately between Licensee and Licensor with reference to the relative monetary injury suffered by each of them by reason of the infringement for which said amounts are recovered. Neither Party may settle or compromise any such suit or action for Infringement pursuant to this section without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed. This paragraph shall survive the termination or expiration of this Agreement.

         4.4. Infringement of Third Party Rights. Licensee shall promptly advise Licensor in writing of any notice or claim of any infringement and of the commencement against it of any suit or action for infringement of a third party patent made or brought against Licensee and based upon or arising under the license granted obligation to make royalty payments hereunder shall be suspended during the period such claim is outstanding, and Licensee shall have at all times the right either to:

(i)	request but not compel that Licensor enter into negotiation with such third party to obtain rights for Licensee under the third party patent;

(ii)	request but not compel that Licensor defend such claim, suit or action at Licensor's expense; or

(iii)	provided neither action specified in subsections (i) and (ii) above have been taken by Licensor, and provided no settlement is reached with such third party within a reasonable time, terminate this Agreement.

         Licensor shall not be obligated to enter into negotiations with such third party to obtain rights for Licensee under the third party patent nor obligated to defend such claim, suit or action. If Licensor, in its sole discretion, elects to enter into negotiations with such third party to obtain rights for Licensee under the third party patent or if Licensor, in its sole discretion, elects to undertake at its own expense the defense of any such claim, suit or action, Licensee shall render Licensor all reasonable assistance, at negotiations or in the defense of any such claim, suit or action. Licensor has the primary right to control the defense of any such claim, suit or action by counsel of its own choice, suit or action in respect of which Licensee is a defendant by counsel of its own choice. The Parties agree to cooperate reasonably in any such defense.

         Notwithstanding the foregoing, if Licensor has not within 30 days (or such lesser period of time as is necessary to avoid entry of a default judgment against Licensor or Licensee) from the date of receipt of request from Licensee, either entered into negotiations with such third party to obtain rights for Licensee under the third party patent or initiated legal action to defend such claim, suit or action, Licensee shall have the right to enter into such negotiations or defend such claim, suit or action. Licensee shall be entitled to deduct all reasonable out-of-pocket expenses (including legal fees) incurred in entering into such negotiations or defending such claim, suit or action from royalties due Licensor. Licensee shall not settle or compromise any such suit or action without the written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

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5.  OPERATIONS UNDER THE LICENSE

         5.1. Compliance with Law. Licensee shall comply with all government statutes and regulations that relate to Licensed Products, including, but not limited to, FDA statutes and regulations and the Export Administration amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country.

         5.2. Cooperation with Regulatory Filings and Approvals. Licensor shall, at Licensee's request and at no additional cost to Licensee, cooperate with Licensee and provide to Licensee all reasonable assistance and research data, research results and other information that Licensor possesses as necessary for Licensee to make regulatory filings, obtain and maintain regulatory approvals and satisfy other regulatory requirements, including any FDA filings, approvals and requirements, required in order for Licensee or any of its Sublicensees to develop, manufacture, commercialize and sell any proposed Licensed Product. Licensor further agrees not to make any such information available to any third party for the purpose of developing, manufacturing, commercializing or selling any medical equipment containing the Ikona Gear and functioning as or providing the functional equivalent of a human joint brace or for obtaining regulatory approvals in furtherance of any of the foregoing.

6.  INDEMNIFICATION; INSURANCE; WARRANTY DISCLAIMER

6.1. Indemnification.

         6.1.1. Licensee shall indemnify, defend and hold harmless Licensor, its employers, their trustees, officers, medical and professional staff, employees, and agents and their respective successors, ndemnitee”),heirs liability, damage, loss, or expense litigation) to the extent incurred by or imposed upon any Indemnitee in connection with any claims, suits, actions, demands or judgments for death, illness, personal injury, property damage and improper business practices arising out of the manufacture, sale, use or other disposition of Licensed Products, provided, however, that, in each case, the Indemnitee gives prompt notice to Licensee of any such claim or action, tenders the defense of such claim or action to Licensee defending such claim or action and does not compromise or settle such claim or action without Licensee's prior written consent

         6.1.2. Licensee's indemnification under 6 liability, damage, loss or expense to the extent that it is attributable to the negligence, reckless misconduct or intentional misconduct of the Indemnitee or to a breach by Licensor of its obligations under this Agreement or to the extent that any delay by the Indemnitee to notify Licensee of any claim or ability to defend such claim or action.

         6.1.3. Each Party (the "Indemnitor") shall indemnify, defend and hold harmless the other Party, its employers, their trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (each an

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“Indemnitee”), against , or expense (including reasonableany liability, attorneys' fees and expenses of litigation) Indemnitee as a result of or in connection with any actual or alleged breach or default by the Indemnitor of any representation, warranty or covenant of the Indemnitor set forth herein, provided, however, that, in each case, the Indemnitee gives prompt notice to the Indemnitor of any such claim or action, tenders the defense of such claim or action to the Indemnitor and assists the Indemnitor at Indemnitor's expense in defending such claim or action and does not compromise or settle such claim or action without Indemnitor's prior written consent.

         6.1.4. An Indemnitor's indemnification under6.1.3 above shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligence, reckless misconduct or intentional misconduct of an Indemnitee or to a breach by an Indemnitee (or if the Indemnitee is not the Licensor or the Licensee, then by the Licensor or the Licensee, as the case may be) of its obligations under this Agreement or to the extent that any delay by the Indemnitee to notify the Indemnitor of any claim or action adversely affects Indemnitor's rights or ability to defend such claim or action.

         6.1.5. This Section 6.1 shall survive expiration or termination of this Agreement.

         6.2. Insurance. Licensee shall, at its sole cost and expense, either obtain or maintain in effect sufficient liability insurance to cover Licensee for its liability arising from the manufacture, use or sale of the Licensed Products. Licensee shall maintain such liability coverage continuously in effect during the term of this Agreement. Licensor shall not in any way, for any reason, be liable to Licensee or to any third party for legal claims arising from manufacture, use, application or sale of the Licensed Products by Licensee. Licensor shall, at its sole cost and expense, either obtain or maintain in effect sufficient liability insurance to cover Licensor for its liability arising from the malfunction of the gear due to elements of its design, gross negligence or intentional acts. However, Licensor shall not be responsible for any liability claims that may be made in respect of the Licensed Product because such liability risks directly result from a design modification -licensee, ION Design, LLC, as such areof Licensee's beyond the control of Licensor.

         6.3. Representations and Warranties. Licensor hereby represents, warrants and covenants to Licensee as follows:

(i)	Licensor, to the best of its knowledge, is the sole and exclusive owner of the Licensed Patents and the sole and exclusive inventor of the inventions described therein;

(ii)

No third party has notified Licensor of any claim of infringement by Licensor, or any of its respective employees or consultants, of any patents or other intellectual property rights of others in connection with the methods or processes described in the Licensed Patents and to the best of Licensor's knowledge, the methods and processes described in the Licensed Patents does not infringe any patents or other intellectual property rights of others; and

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(iii) No interference or opposition proceeding is pending or threatened relating to the Licensed Patents.

(iv)
To the best of Licensor's knowledge, this agreement by Licensor does not and will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by Licensor to any third party.

7. TERM AND TERMINATION

7.1. Term. Unless terminated earlier under the provisions of this Agreement, this Agreement will expire when Licensee has no further obligation to make or cause to be made any Royalty Payment or Sublicensee Payments under Sections 3.1.1 or 3.1.2 of this Agreement.

7.2. Termination by Licensor.

7.2.1. Licensor shall have the right to terminate this Agreement and the license granted hereunder upon the happening of any of the following events:

(i)
Licensee fails to pay or cause to be paid any royalty or other payment which has become due to Licensor under Section 3 of this Agreement, within sixty (60) days after receiving a written request from Licensor to make such payment or to cause such payment to be made;

(ii)
Licensee is in breach of or default under any other material provision of this Agreement and has not cured such breach or default within ninety (90) days after written notice from Licensor to Licensee specifying the nature of such breach or default.

7.3. Termination by Licensee. Licensee shall have the right to terminate this Agreement at any time upon ten notice. twenty (20) days'

7.4. Effect of Termination.

7.4.1. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination.

7.4.2. Upon any termination of this Agreement for any reason, the license granted under this Agreement shall terminate.

         7.4.3. The provisions of Sections 4.2 (Confidential Information), 4.3 (Infringement by Third Parties) (but only with respect to infringement occurring prior to termination), 6.1 (Indemnification), and 9 (General) shall survive termination of this Agreement for any reason.

7.4.4. Licensee may, after termination of this Agreement, sell all Licensed Products which are in inventory at the time of termination, and complete and sell

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Licensed Products which Licensee can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Licensee shall pay to Licensor any royalties due on the sale of such Licensed Products and shall submit reports, in accordance with this Agreement.

         7.4.5. Upon termination of this Agreement for any reason, any sublicense not then in default shall continue in full force and effect, except that the Licensor shall be substituted in place of the Licensee for purposes thereof.

         7.5. Limitation of Liability on Termination. Upon termination of this Agreement by Licensee, Licensee shall have no obligation to Licensor for compensation or for damages of any kind, whether on account of the loss by Licensor of present or prospective sales, investments or goodwill, advertising costs, supplies, like or unlike items, and Licensor hereby waives any rights which may be granted to it by statute or otherwise which are not granted to it by this Agreement.

8.  GENERAL

         8.1. Assignment. This Agreement shall be binding upon and shall inure to the benefit of each Party and each Party's respective provided, however, that neither Party shall have the right to assign this Agreement or its rights and obligations hereunder to any other Person without the prior written consent of the other Party, except as expressly provided in this paragraph. Licensee may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder in connection with a sale or other transfer of such Party's entire license granted hereby relates, provided, in all such cases, that any such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement. Any purported assignment in violation of the provisions of this paragraph shall be null and void.

         8.2. Entire Agreement/Amendments. This Agreement constitutes the entire and only agreement between the Parties relating to Licensed Patents, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements amending, altering or supplementing the terms hereof may be made except by means of a written document signed by a duly authorized representative of each Party.

         8.3. Notices. Any notice, communication or payment required or permitted to be given or made hereunder shall be in writing and, except as otherwise expressly provided in this agreement, shall be deemed given or made and effective (i) when delivered personally; or (ii) when delivered by telex or telecopy (if not a payment); or (iii) when received if sent by overnight express or mailed by certified, registered or regular mail, postage prepaid, addressed to parties at their address stated below, or to such other address as such Party may designate by written notice in accordance with the provisions of this Section 8.3.

LICENSOR:	Ikona Gear International, Inc. Suite 810, 609 Granville Street Vancouver, BC, V7Y1G5 ATTENTION: Laith Nosh

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LICENSEE:	Aircast Incorporated 92 River Road Summit, NJ 07901 ATTENTION: General Counsel

         8.4. Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with the domestic substantive laws of the State of Colorado without regard to any choice or conflict of laws rule or principle. The United States District Court for the State of Colorado shall have jurisdiction over any disputes arising under this Agreement, and each of the Parties hereby consents to such Court's exercise of jurisdiction. If either Party to this Agreement breaches any of the terms of this Agreement, then that Party shall pay to the non-defaulting Party all of the non-defaulting Party's costs and expenses, including attorneys fees, incurred by that Party in enforcing the terms of this Agreement.

         8.5. Headings. Headings included herein are for convenience only, and shall not be used to construe this Agreement.

         8.6. Independent Contractors. For the purposes of this Agreement and all services to be provided hereunder, each shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.

         8.7. Use of Name. The Licensee agrees to display on its Licensed Product the logo of the Licensor and a phrase “patented Ikona suitable to both parties, and a reference to U.S. Patent No. 5,505,668. Both parties also agree to use the name of each other in press releases, public announcements or other publicity or advertising materials, providing written approval of the other Party. The Parties may agree on standard language that can be used in other public documents, which each Party may use without obtaining any subsequent consent from the other Party.

         8.8. Severability. If any clause or provision of this Agreement shall be found by a court of competent jurisdiction or rendered or by operation of any applicable law to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of any other clause or provision of this Agreement, which shall remain in full force and effect.

         8.9. Language. The language of this Agreement shall be English and the Parties hereby waive, and agree that this Agreement shall be valid and enforceable notwithstanding, any requirement that it be written in or translated into any language other than English. If, for any

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reason, this Agreement is translated into a language other than English, the English language version shall be controlling for all purposes.

         8.10. UN Convention on Contracts for Sale of Goods. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

         8.11. Force Majeure. Neither Party shall be responsible or liable to the other Party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the control of the nonperforming or delayed Party, including, but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, shortages of labor or materials, fires, and floods, provided the nonperforming or delayed Party provides to the other Party written notice of the existence of and the reason for such nonperformance or delay.

         8.12. No Waiver. Failure of either Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement arising out of any subsequent default or breach.

         8.13. Limitation of Liability. Except for indemnification for third party claims, neither Party shall be liable to the other Party for indirect, incidental or consequential damages arising out of any of the terms or conditions of this Agreement or with respect to its performance or lack thereof.

         8.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original document, but all of which shall constitute the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

IKONA GEAR INTERNATIONAL, INC. Licensor		AIRCAST INCORPORATED Licensee

By:	_________________________________	By:	_________________________________
Name:	_________________________________	Name:	_________________________________
Title:	_________________________________	Title:	_________________________________

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Schedule 1.8

LICENSED SCHEDULED PATENTS

The following patents and patent applications are the intended subject of this Agreement:

Jurisdiction of Issue	Patent Number	Countries Covered	Expiry Date

United States	5,505,668	United States	April 9, 2013

Canada	2,129,188	Canada	July 29, 2014

European Patent	0770192	France, Germany, Italy,	July 26, 2015
Convention		Great Britain and Sweden

### END of SCHEDULE ###